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CRDAMD.5                                                             EXHIBIT 4.1






                                AMENDMENT NO. 5

                           DATED AS OF APRIL 1, 1996

                                       TO

                                CREDIT AGREEMENT

                           DATED AS OF APRIL 29, 1994

                                     AMONG

                           UNITED STATES CAN COMPANY
                                (THE "BORROWER")

                        CERTAIN FINANCIAL INSTITUTIONS,
                                 AS THE LENDERS

                                      AND

                           BANK OF AMERICA ILLINOIS,
                                    AS AGENT

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                                Amendment No. 5

     THIS Amendment No. 5 (this "Amendment"), dated as of April 1, 1996, among United States Can Company, a Delaware corporation (the "Borrower"), the various financial institutions that are or may become parties to the Credit Agreement described hereinbelow (individually, a "Lender" and collectively, the "Lenders") and Bank of America Illinois, an Illinois banking corporation and formerly Continental Bank N.A., as agent for the Lenders (in such capacity, the "Agent"), is made pursuant to Section 9.1 of that certain Credit Agreement, dated as of April 29, 1994 (as amended or modified and in effect on the date hereof, the "Credit Agreement"; capitalized terms therein defined have the same respective meanings herein, unless herein otherwise defined), among the Borrower, the Lenders and the Agent.

                                   WITNESSETH

     WHEREAS, the Borrower has requested that the Lenders amend the Credit Agreement in the manner hereinafter appearing; and, subject to the terms and conditions set forth herein, the Lenders have agreed to so amend the Credit Agreement;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                             ARTICLE I - AMENDMENTS


     1.1 The definition of "EBITDA" contained in Schedule I of the Credit Agreement is hereby deleted and Schedule I of the Credit Agreement is hereby amended by inserting the following definition in its place:

           "EBITDA" means, with respect to any period, as determined in accordance with GAAP, the sum for such period of (a) Operating Income plus (b) Depreciation plus (c) the $8 million pre-tax Overhead Reduction Provision.

     1.2 Schedule I of the Credit Agreement is hereby amended by inserting the following definition:

           "Overhead Reduction Provision" means the $8 million charge taken in the fourth quarter of 1995 by the Company and identified on the Consolidated Statement of Operations of the Company's Financial Statements for 1995 as "Overhead Reduction Provision."

     1.3 The definition of "Revolving Credit Commitment Amount" contained in
Schedule I of the Credit Agreement is hereby amended

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by deleting the dollar amount "$95,000,000" where it appears in the first line therein and inserting the dollar amount "$105,000,000" in its place therefor.

     1.4 Section 2.2 of the Credit Agreement is hereby amended by inserting a new Section 2.2.2 at the end of such Section to read as follows:

           "SECTION 2.2.2 Mandatory. The Revolving Credit Commitment Amount shall be automatically and permanently reduced by $10,000,000 from $105,000,000 to $95,000,000 on September 30, 1996."

     1.5 Schedule 5.1(i) of the Credit Agreement is hereby amended to add the following item described on Schedule 1 hereto to such schedule.


                            ARTICLE II - CONDITIONS


     2.1 This Amendment No. 5 shall become effective as of the date hereof on the date (the "Amendment No. 5 Effective Date") that the Agent shall have received each of the following, in form and substance satisfactory to it:

            (a) counterparts hereof executed by the Borrower and the Lenders;

            (b) a certificate, dated as of the Amendment No. 5 Effective Date, of the Secretary or Assistant Secretary of the Borrower as to resolutions of its Board of Directors then in full force and effect authorizing the execution and delivery of this Amendment No. 5 and the incumbency and signature of its officers signing this Amendment No. 5;

            (c) a certificate, dated as of the Amendment No. 5 Effective Date, of an authorized officer of the Borrower as to (i) no Default or Event of Default as of the Amendment No. 5 Effective Date after giving effect to this Amendment, (ii) the correctness of the representatives and warranties contained in the Loan Documents in all material respects as of the Amendment No. 5 Effective Date after giving effect to this Amendment, (iii) no amendments or other modifications to the Borrower's Certificate of Incorporation and By-Laws having occurred since the date that the certified copies of such documents were delivered by the Borrower pursuant to Sections 4.1(b) and 4.1(c) of the Credit Agreement, respectively, and (d) the satisfaction of





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            each of the conditions precedent contained in this Article II; and

            (d) an opinion of counsel for the Borrower as to this Amendment and the transactions contemplated hereby, in form and substance satisfactory to the Agent.

     2.2 The Agent agrees to (i) notify the Borrower and the Lenders of such Amendment No. 5 Effective Date promptly after such Amendment No. 5 Effective Date occurs and (ii) pay to each other Lender its pro rata portion of the amendment fee promptly following such Amendment No. 5 Effective Date.

                             ARTICLE III - GENERAL

     To induce the Agent and the Lenders to enter into this Amendment, the Borrower warrants to the Agent and the Lenders that: (a) except as set forth on Exhibit A to this Amendment No. 5, the warranties contained in the Loan Documents, as amended by the Amendment, are true and correct in all material respects as of the date hereof with the same effect as though made on the date hereof; (b) after giving effect to this Amendment, no Event of Default or Default exists; (c) this Amendment has been duly authorized by all necessary corporate proceedings and duly executed and delivered by the Borrower, and the Credit Agreement, as amended hereby, and each of the other Loan Documents are the legal, valid and binding obligations of the applicable Loan Party, enforceable against such Loan Party in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity; (d) no consent, approval, authorization, order, registration or qualification with any Governmental Authority or securities exchange is required for, and in the absence of which would adversely affect, the legal and valid execution and delivery or performance by the Borrower of this Amendment or the performance by the Borrower of the Credit Agreement, as amended hereby, or any other Loan Document to which it is a party; and (e) the Agent has a first priority lien in the Collateral subject to no other liens, claims or encumbrances whatsoever.

     This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.

     Except as specifically provided above, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed in all respects. The execution, delivery, and effectiveness of this Amendment





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shall not, except as expressly provided herein, operate as a waiver of any right, power, or remedy of the Agent or any Lender under the Credit Agreement or any of the other Loan Documents, nor constitute a waiver or modification of any provision of any of the other Loan Documents, and the Obligations shall continue to be secured in all respects by the Collateral.

     On and after the Amendment No. 5 Effective Date, each reference in the Credit Agreement and related documents to "Credit Agreement," "this Agreement" or words of like import, shall, unless the context otherwise requires, be deemed to refer to the Credit Agreement as amended hereby.

     The Borrower agrees to pay on demand all costs and expenses of the Agent (including the reasonable attorney fees and expenses for the Agent) in connection with the preparation, negotiation, execution and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith.

     This Amendment shall be binding upon the Borrower, the Agent, the Lenders and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Agent, the Lenders and their respective successors and assigns as provided in the Credit Agreement.









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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                             UNITED STATES CAN COMPANY

                                             By:  /s/ Peter Andres
                                                --------------------------------
                                             Title:  VP - Treasurer
                                                   -----------------------------

                                             BANK OF AMERICA ILLINOIS,
                                             as Agent

                                             By:  /s/ David A. Johanson
                                                --------------------------------
                                             Title:Agency Management Services
                                                   -----------------------------
                                                     Senior Agency Officer
                                                   -----------------------------

                                             BANK OF AMERICA ILLINOIS,
                                             individually

                                             By:  /s/ Tracy J. Alfery
                                                --------------------------------

                                             Title:  Vice President
                                                   -----------------------------

                                             BANQUE PARIBAS, CHICAGO BRANCH

                                             By:  /s/ Nicholas C. Mast
                                                --------------------------------
                                             Title:  Vice President
                                                   -----------------------------

                                             By:  /s/ Russell A. Pomerantz
                                                --------------------------------
                                             Title:  Vice President
                                                   -----------------------------

                                             FIRST CHICAGO NBD CORPORATION

                                             By:  /s/ Julia F. Maslanka
                                                --------------------------------
                                             Title:  Assistant Vice President
                                                   -----------------------------


                                             HARRIS TRUST AND SAVINGS BANK

                                             By:  /s/ Ronald L. Dellartino
                                                --------------------------------
                                             Title:  Vice President
                                                   -----------------------------

                                             FLEET BANK OF MASSACHUSETTS, N.A.

                                             By:  /s/ S.P. Kanarian
                                                --------------------------------
                                             Title:  VP
                                                   -----------------------------






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                                             BANK OF SCOTLAND

                                             By:  /s/ Catherine M. Oniffrey
                                                 -------------------------------
                                             Title:  Vice President
                                                   -----------------------------

                                             THE NORTHERN TRUST COMPANY

                                             By:  /s/ Arthur J. Fogel
                                                 -------------------------------
                                             Title:  Vice President
                                                   -----------------------------

















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                                   SCHEDULE I


KIEWIT CLAIM


     Kiewit Claims. In March 1994, the Borrower received a letter from Peter Kiewit Sons', Inc. notifying it of alleged indemnity obligations of the Borrower to Kiewit (as successor in interest to Continental Can Company, USA, Inc. ("CCC")), arising from the 1987 acquisition of the general packaging business of CCC. These alleged indemnity obligations relate to environmental liabilities, reimbursable insurance deductibles and reinsurance amounts and certain personal injury claims. The Borrower does not believe it is responsible for these claims and it has informed Kiewit of its position. In July 1994, the Borrower received another letter from Kiewit reiterating its claims and rejecting the Borrower's position that it is not responsible to CCC for the amounts claimed. In that letter, Kiewit stated that its claims aggregate approximately $3.5 million. In January 1995, Kiewit claimed that the Borrower is responsible for two employment discrimination claims aggregating $200,000 filed against CCC prior to the Borrower's acquisition of CCC's general packaging business. The Borrower has informed Kiewit that it does not believe it is responsible for these employment discrimination claims. On February 28, 1995, Continental Holdings Inc. ("CHI"), an affiliate of Kiewit, filed a Complaint against the Borrower and others in the United States District Court of the State of New Jersey, reiterating the claims described above. The Complaint includes counts for breach of contract, declaratory judgment, indemnification and contribution, CERCLA remedies, state environmental law remedies and unjust enrichment. CHI is seeking unspecified compensatory damages, consequential and incidental damages, interest, attorneys' fees and costs of litigation, equitable relief, environmental response costs, and restitution. No aggregate dollar amount of damages is specified in the Complaint. However, in an initial discovery disclosure served on the Borrower, CHI alleged that its damages to the date of disclosure were approximately $4.4 million. The Borrower intends to contest this suit vigorously, and has filed an Answer and asserted affirmative defenses to the Complaint. The Borrower has also filed a counterclaim against Kiewit for reimbursement of costs incurred by the Borrower subsequent to and as a result of the 1987 acquisition. On the Borrower's motion, the action was transferred from the District of New Jersey to the U.S. District Court for the Northern District of Illinois, where it is now pending. There can be no assurance that U.S. Can will succeed in this matter.






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